Exhibit 1



                      Cordillera Comunicaciones Ltda. And
                                 Subsidiaries
                                 ------------












                   Consolidated Financial Statements as of
                 December 31, 2000 and 2001 and for the years
             ended December 31, 1999, 2000 and 2001 together with
                     the Report of Independent Accountants

Cordillera Comunicaciones Ltda. and Subsidiaries
------------


(Translation of financial statements originally issued in Spanish - see Note 2 to the Financial Statements )








Contents



Report of Independent Accountants
Consolidated Balance Sheets
Consolidated Statements of Income
Consolidated Statements of Cash Flows
Notes to the Consolidated Financial Statements







Ch$      -       Chilean pesos
ThCh$    -       Thousands of Chilean pesos
US$      -       United States Dollars
ThUS$    -       Thousands of United States Dollars
UF       -       Unidad de Fomento "UF" is a daily, indexed,
                 peso-denominated accounting unit. The UF rate is set daily in advance based on the change in the Chilean Consumer Price
                 Index of the previous month.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Cordillera Comunicaciones Ltda.:

We have audited the accompanying consolidated balance sheets of Cordillera Comunicaciones Ltda. (the "Company") and subsidiaries as of December 31, 2000 and 2001 and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 2001, all expressed in thousands of constant Chilean pesos. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Accounting practices used by the Company in preparing the accompanying consolidated financial statements conform with accounting principles generally accepted in Chile, but do not conform with accounting principles generally accepted in the United States of America. A description of these differences and a reconciliation of consolidated net income and shareholders' equity under accounting principles generally accepted in Chile to the corresponding amounts that would be reported in accordance with United States generally accepted accounting principles, except for the omissions, as allowed pursuant to Item 17 of SEC Form 20-F, of adjustments necessary to eliminate the effect of price-level changes described in Note 2(c), is set forth in Note 27 to these consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cordillera Comunicaciones Ltda. and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in Chile.

As explained in Note 3 to these consolidated financial statements, starting January 1, 2000, the Company modified the method in which income taxes are recorded, recognizing deferred taxes in accordance with generally accepted accounting principles in Chile and the Superintendency of Securities and Insurance. During 2001 the Company modified its criteria for depreciating its external network from a straight-line method to a progressive method on the basis of estimated growth of average subscribers. During 2001, the Company also modified the amortization method of Cable TV residence installations in order to assure consistent useful lives among installations originally installed by the Company and those acquired.


LANGSTON CLARKE
Santiago, Chile February 28, 2002,
(except for Notes 2(a), 2(c) and 27 for which the date is May 29, 2002)

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Consolidated Balance Sheets as of December 31,

 (Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001 and thousands of U.S. dollars)

                                                                        As of December 31,
                                                             -------------------------------------------
                                                               2000            2001             2001
                                                              ThCh$            ThCh$            ThUS$
                                                                                               Note 2(e)
ASSETS

CURRENT ASSETS
Cash                                                           4,044,795          207,172            316
Time deposits (note 5)                                         1,793,653        3,878,809          5,924
Marketable securities (note 6)                                   552,610          590,398            902
Trade receivables,net of allowance for doubtful
   accounts of ThCh$3,792,653 and ThCh$2,298,177,
   respectively (note 7)                                       2,052,982        2,862,964          4,372
Notes receivables                                                148,513          199,307            304
Miscellaneous receivables (note 8)                             2,828,167          880,541          1,345
Notes and accounts receivables from related companies
   (note 11)                                                     379,830          429,674            656
Inventory, net of provision for obsolescence                      94,509               --             --
Income taxes recoverable, net (note 24a)                       3,984,873          881,605          1,346
Prepaid expenses (note 9)                                      2,248,504        2,252,262          3,440
Deferred income taxes (note 24c)                                 249,805          483,618            739
Other current assets, net (note 10)                               73,843        1,604,008          2,450
                                                             -----------       ----------        -------
Total current assets                                          18,452,084       14,270,358         21,794
                                                             -----------       ----------        -------

PROPERTY, PLANT AND EQUIPMENT (note 12)
Land                                                             468,926          468,926            716
Buildings and other infrastructure                            97,208,786      104,736,956        159,955
Machinery and equipment                                        6,979,657        8,244,697         12,591
Furniture and fixtures                                         2,700,368        3,434,135          5,245
Other property, plant and equipment                           12,416,860       14,121,767         21,567
Less:  Accumulated depreciation                               (9,204,715)     (16,219,057)       (24,770)
                                                             -----------       ----------        -------
Property, plant and equipment, net                           110,569,882      114,787,424        175,304
                                                             -----------       ----------        -------
OTHER ASSETS
Investment in other companies (note 14)                          376,040          434,875            664
Goodwill, net (note 15)                                       70,550,343       66,525,025        101,597
Intangible, net                                                  295,071          946,797          1,446
Deferred income taxes                                                 --        1,004,159          1,534
Other (note 13)                                                8,280,085       11,201,324         17,107
                                                             -----------       ----------        -------
Total other assets                                            79,501,539       80,112,180        122,348
                                                             -----------       ----------        -------
TOTAL ASSETS                                                 208,523,505      209,169,962        319,446
                                                             ===========      ===========        =======

The accompanying notes are an integral part of these consolidated financial statements

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Consolidated Balance Sheets as of December 31,

 (Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001 and thousands of U.S. dollars)

                                                                                   As of December 31,
                                                                       --------------------------------------------
                                                                         2000              2001           2001
                                                                        ThCh$             ThCh$          ThuS$
                                                                                                         Note 2(e)
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Banks and financial institutions, short term (note 16)                   854,399          866,796            1,324
Banks and financial institutions, current portion (note 16)                   --           42,177               64
Accounts payable (note 17)                                            16,660,962       11,514,337           17,585
Notes payable (note 18)                                                   82,276        1,361,920            2,080
Miscellaneous creditors (note 19)                                      2,996,028          308,550              471
Notes and accounts payable from related companies (note 11)            1,919,408        3,589,425            5,482
Accrued liabilities and withholdings (note 20)                         1,335,780          999,800            1,527
Unearned revenues (note 21)                                              570,467          350,946              536
                                                                    ------------      -----------          -------
Total current liabilities                                             24,419,320       19,033,951           29,069
                                                                    ------------      -----------          -------

LONG-TERM LIABILITIES
Banks and financial institutions, non-current portion (note 16)               --       17,511,732           26,744
Long-term notes payables (note 22)                                    12,183,479       14,287,518           21,820
Deferred income taxes (note 24c and 24d)                                 511,292               --               --
Accrued liabilities                                                       28,165        1,026,377            1,568
                                                                    ------------       ----------          -------
Total long-term liabilities                                           12,722,936       32,825,627           50,132
                                                                    ------------      -----------          -------

Minority interest                                                          2,583            (421)              (1)
Commitments and Contingencies (note 26)

SHAREHOLDERS' EQUITY (note 23)
Paid-in capital                                                      192,277,623      192,277,623          293,648
Future capital reductions                                            (27,153,181)     (27,153,181)         (41,469)
Future capital contributions                                           9,527,030        9,527,030           14,550
Price-level restatement                                               18,284,924       18,284,924           27,925
Accumulated deficit                                                  (13,687,634)     (21,557,730)         (32,923)
Net loss for the year                                                 (7,870,096)     (14,067,861)         (21,485)
                                                                    ------------      -----------          -------
Total Shareholders' equity                                           171,378,666      157,310,805          240,246
                                                                    ------------      -----------          -------
Total Liabilities and Shareholders' equity                           208,523,505      209,169,962          319,446
                                                                    ============      ===========          =======



The accompanying notes are an integral part of these consolidated financial statements

               Cordillera Comunicaciones Ltda. and Subsidiaries
                       Consolidated Statement of Income
                       for the years ended December 31,

 (Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001 and thousands of U.S. dollars)


                                                                               Year ended December 31,
                                                          ------------------------------------------------------------
                                                           1999              2000             2001            2001
                                                          ThCh$              ThCh             ThCh            ThCh
                                                                                                             Note 2(e)
   OPERATING INCOME

   Operating revenue                                               --        44,879,872       45,898,472        70,096
   Operating cost                                                  --       (33,581,328)     (37,040,155)      (56,568)
                                                           ----------       -----------      -----------       -------
   Operating margin                                                --        11,298,544        8,858,317        13,528
                                                           ----------       -----------      -----------       -------
   Administrative and selling expenses                       (144,174)      (18,995,953)     (17,494,421)      (26,718)
                                                           ----------       -----------      -----------       -------
   Operating Income                                          (144,174)       (7,697,409)      (8,636,104)      (13,190)
                                                           ----------       -----------      -----------       -------

   NON-OPERATING INCOME
   Financial revenue                                           10,115           851,421          141,703           216
   Other non-operating                                         48,982            27,958              213            --
   Financial expenses                                              --          (575,578)      (1,629,896)       (2,489)
   Participation in net income of related
   Companies                                                1,755,447                --               --            --
   Other non-operating expenses                                    --           (74,038)      (1,439,206)       (2,198)
   Goodwill amortization                                   (1,494,441)       (2,728,721)      (3,963,496)       (6,053)
   Price-level restatement, net (note 4)                      (41,005)        1,409,323         (609,080)         (930)
                                                           ----------       -----------      -----------       -------
   Non-operating income (loss)                                279,098        (1,089,635)      (7,499,762)      (11,454)
                                                           ----------       -----------      -----------       -------

   Income before taxes and minority interest                  134,924        (8,787,044)     (16,135,866)      (24,644)
   Income taxes (note 24b)                                         --           736,498        2,065,003         3,154
   Minority interest                                               --           180,450            3,002             5
                                                           ----------       -----------      -----------       -------
   Net income (loss)                                          134,924        (7,870,096)     (14,067,861)      (21,485)
                                                           ==========       ===========      ===========       =======



The accompanying notes are an integral part of these consolidated financial statements

               Cordillera Comunicaciones Ltda. and Subsidiaries
                     Consolidated Statements of Cash Flows
                       for the years ended December 31,

 (Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001 and thousands of U.S. dollars)

                                                                                   Years ending December 31,
                                                                  --------------------------------------------------------
                                                                   1999             2000            2001           2001
                                                                   ThCh$           ThCh$            ThCh$         ThUS$
                                                                                                                  Note 2(e)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) for the year                                       134,924      (7,870,096)    (14,067,861)     (21,485)
Charges (credits) to income that do not represent cash flows
    Depreciation                                                       1,291       4,747,121       6,977,351       10,656
    Amortization of software                                              --         120,446         316,095          483
    Drops amortization                                                    --       1,293,035       1,866,439        2,850
    Other amortization                                                    --          53,036         152,987          234
    Participation in net income from related companies            (1,755,447)             --             --
    (Profit) Loss in sale of fixed assets                                 --              --          (6,584)         (10)
    Income Taxes                                                          --              --      (1,553,651)      (2,373)
    Write-offs                                                            --              --       1,012,789        1,547
    Allowance for doubtful accounts                                       --       2,517,184       3,528,031        5,388
    Vacation provision                                                    --         238,995         274,143          419
    Valuation and obsolescence provision                              17,821         198,668             --
    Goodwill amortization                                          1,494,441       2,728,721       3,963,496        6,053
    Price-level restatement, net                                      41,005      (1,409,323)        609,080          930
    Investment price level restatement                                    --         891,988          62,110           95
    Accrued interest                                                      --         356,831         332,661          508
    Unrealized gain on forward contracts                                  --          13,796         231,242          353
    Others                                                                --         108,734       1,561,045        2,385
Decrease (increase) in accounts that affect cash
    Trade receivable (net)                                              (388)     (2,107,833)     (4,322,279)      (6,601)
    Miscellaneous receivables                                         19,886        (792,222)      1,894,135        2,893
    Inventory                                                         40,167         449,159       1,024,047        1,565
    Accounts receivable from related parties                         (47,772)      6,381,050        (208,132)        (318)
    Income taxes recoverable                                             215      (3,657,854)      3,146,693        4,806
    Prepaid expenses                                                      --      (1,962,408)     (1,360,366)      (2,078)
    Deferred taxes                                                        --        (236,848)       (219,836)        (336)
    Other current assets                                                  --         (14,831)     (1,591,048)      (2,430)
    Banks liabilities                                                     --         450,517         127,230          194
    Accounts and notes payable                                           810       7,363,146        (580,019)        (886)
    Miscellaneous creditors                                                7       3,701,617      (2,717,270)      (4,150)
    Accrued liabilities and withholdings                             (33,166)       (399,123)     (1,583,286)      (2,418)
    Notes and accounts payable to related parties                     37,364      (4,841,943)     (1,483,772)      (2,266)
    Deferred revenues                                                     --          51,316        (229,745)        (351)
    Other current liabilities                                             --        (121,052)         (1,230)          (2)
    Minority interest                                                     --        (180,450)         (3,002)          (5)
                                                                   ---------      -----------     -----------      -------
Total cash flows (used in) provided by operating activities          (48,842)      8,071,377      (2,848,507)      (4,350)
                                                                   ---------      -----------     -----------      -------

The accompanying notes are an integral part of these consolidated financial statements

          Cordillera Comunicaciones Ltda. and Subsidiaries
                     Consolidated Statements of Cash Flows
                       for the years ended December 31,

 (Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


                                                                      Years ending December 31,
                                                         ---------------------------------------------------
                                                          1999           2000            2001         2001
                                                          ThCh$          ThCh$           ThCh$        ThUS$
                                                                                                    Note 2(e)
CASH FLOWS FROM FINANCING ACTIVITIES
  Loan proceeds                                              --               --      17,763,516      27,129
  Increase in capital                                        --      146,976,571              --          --
                                                          -----      -----------      ----------      ------
  Total cash flows from financing activities                 --      146,976,571      17,763,516      27,129
                                                          -----      -----------      ----------      ------
CASH FLOWS FROM INVESTING ACTIVITIES
  Sale of property, plan and equipment                       --               --          61,429          94
  Purchase of property, plant and equipment                  --      (97,697,713)    (12,068,438)    (18,431)
  Purchase of software and licenses                          --         (171,601)       (834,219)     (1,274)
  Additions to drops                                         --       (8,529,308)     (3,713,287)     (5,671)
  Investments in others companies                            --         (376,040)             --          --
  Investments in related companies                           --      (53,986,320)             --          --
  Dividends paid                                             --         (335,330)             --          --
                                                          -----      -----------     -----------      ------
  Total cash flows from investing activities                 --     (161,096,312)    (16,554,515)    (25,282)
                                                          ------     -----------     -----------      ------

  Total net cash flow of the period                      (48,842)     (6,048,364)     (1,639,506)     (2,505)

  Effect of price-level restatement on cash and cash
  equivalents                                             (3,947)       (611,989)        (75,173)       (115)
                                                          ------     -----------     -----------      ------

 Change in cash and cash equivalents during the period   (52,789)     (6,660,353)     (1,714,679)     (2,620)

 Cash and cash equivalents at the beginning of the
 period                                                  158,020      13,051,411       6,391,058       9,760
                                                         -------     -----------    ------------      ------
 Cash and cash equivalents at the end of the Period
                                                         105,231       6,391,058       4,676,379       7,140
                                                         =======     ===========     ===========      ======

The accompanying notes are an integral part of these consolidated financial statements

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)


Note 1. Incorporation:

Cordillera Comunicaciones Ltda. (the "Company") was incorporated on December 31, 1994. On that date, the founders of the Company contributed 100% of the shares of cable television systems serving the communities of Santiago, Temuco, Vina del Mar, Valdivia, Puerto Montt, Puerto Varas and Los Angeles, Chile. This contribution resulted in dissolution of the underlying companies, with the Company assuming all of the assets and liabilities of the predecessor companies. Included in the assets of the predecessor companies are cash, property, plant and equipment and certain organizational costs contributed by the founders to the various companies prior to their dissolution. The acquisitions were recorded under the purchase method of accounting.


Note 2. Summary of Accounting Policies:

(a) General:

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in Chile and the regulations established by the SVS (collectively "Chilean GAAP"). Certain accounting practices applied by the Company that conform with generally accepted accounting principles in Chile do not conform with generally accepted accounting principles in the United States ("U.S. GAAP"). Certain amounts in the prior year's financial statements have been reclassified to conform to the current year's presentation.

The preparation of financial statements in conformity with Chilean GAAP, along with the reconciliation to accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying financial statements reflect the consolidated operations of Cordillera Comunicaciones Ltda and subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The Company consolidates the financial statements of companies in which it controls over 50% of the voting shares.

The consolidated financial statements includes the following:

                                        1999           2000            2001
                                          %              %               %
Pacific Television Limitada             99.5            99.5           99.5
Metropolis Intercom S.A.(1)             60.0       99.999997     99.9999977

(1) During 1999 the Company did not consolidate Metropolis-Intercom S.A., because the Company did not have control.

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)


Note 2. Summary of Accounting Policies, continued:

(b) Periods covered

These financial statements reflect the Company's financial the results of its operating and its cash flows for the years ended December 31, 1999, 2000 and 2001.

(c) Price-level-restatement:

The Company has price-level-restated shareholders' equity and non - monetary assets and liabilities at December 31, 1999, 2000, and 2001 in order to reflect the effects of the changes in the purchasing power of the Chilean peso. For this purpose, the change in the Chilean consumer price index is the main indicator considered, which was 3.1% in 2001 (4.7% in 2000 and 2.6% in 1999).

(d) Assets and liabilities denominated in foreign currency:

Balances in foreign currencies have been translated into Chilean Pesos at the Observed Exchange Rate as reported by the Central Bank of Chile as follows:

                                              As of December 31,
                                ----------------------------------------------
                                     1999              2000            2001
                                ----------------------------------------------
                       Symbol         Ch$               Ch$             Ch$

U.S. Dollar             US$            530.07          573.65          654.79
Unidad de Fomento       UF          14,066.96       15,769.92       16,262.66


Transactions in foreign currencies are recorded at the exchange rate prevailing when the transactions occur. Foreign currency balances are translated at the exchange rate prevailing at the month end. The resulting translation gains and losses related to these balances are included in price-level restatement in the income statement for the period to which they relate.

(e) Translation to U.S. Dollars:

The Company maintains its accounting records and prepares its financial statements in Chilean pesos. The United States dollar amounts disclosed in the accompanying financial statements are presented solely for the convenience of the reader at the December 31, 2001 closing exchange rate of Ch$654.79 per US$1. This translation should not be construed as representing that the Chilean peso amounts actually represent or have been, or could be, converted into United States dollars at that exchange rate or at any other rate of exchange.

(f) Time deposits:

This account corresponds to fixed term deposits in pesos and U.S. dollars which are recorded at cost plus accrued interest at year end.

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

 (Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)


Note 2. Summary of Accounting Policies, continued:

(g) Investment:

This account corresponds to mutual funds, which are presented at their redemption value at the end of each accounting period.

(h) Trade receivables:

Trade receivables include sales of advertising and rendering of monthly cable television service. This balance is stated net of an allowance for uncollectable receivables. The allowance was computed by considering 100% of the subscribers who are connected to the Company's network and are over three months past due, and debtors who have been disconnected from the Company's network or are in the process of being disconnected.

(i) Inventory:

The balance at December 31, 2000 corresponds to cable distribution equipment, which has been identified as available for sale and is valued at the lower of cost or net realizable value.

The balance as of December 31, 2000 is shown net of a provision for obsolescence amounting to ThCh$ 1,024,704. As of December 31, 2001, the Company did not have inventory outstanding.

(j) Prepaid expenses:

Program costs, principally movies, series and documentaries, are capitalized and charged to cost when broadcasted or amortized over the term of the contract, whichever is greater

(k) Property, plant and equipment:

Property, plant and equipment are stated at their acquisition value and are price-level restated. Depreciation is computed using the straight-line method over the remaining useful lives of the assets. Depreciation charged to income during the year totals ThCh$6,977,351 (ThCh$4,747,121 in 2000 and ThCh$1,291 in 1999).

As described in Note 3, the Company changed the method of depreciation for the External network from straight-line depreciation to depreciation determined on a progressive method based on the estimated growth of the number of average subscribers.

(l) Leased assets:

The Company has entered into financing lease agreements for property, plant and equipment which include options to purchase at the end of the term of the agreement. These assets are not legally owned by the Company and cannot be freely disposed of until the purchase option is exercised. These assets are shown at the present value of the contract, determined by discounting the value of the installments and the purchase option at the interest rate established in the respective agreement.

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)


Note 2. Summary of Accounting Policies, continued:

(m) Software:

The cost of the computer applications purchased from external vendors needed for managing the Company's business is amortized using the straight-line method over an estimated useful life of four years. In the year 2001 amortization charged to income totaled ThCh$316,095 (ThCh$120,446 in 2000 and ThCh$0 in 1999).

(n) Investment in other companies:

The investment in other companies is recorded at cost, restated by price level adjustments.

(o) Goodwill:

Goodwill has resulted from comparing the price paid for cable television operations with the net assets acquired. Goodwill is being amortized on a straight-line method over 20 years.

(p) Other assets

This item is composed mainly of deferred costs of Cable TV residence installations or drops, which are amortized over their remaining estimated useful life. The amount amortized in 2001 equaled ThCh$ 1,866,439
(ThCh$1,293,035 in 2000).

(q) Accrued vacation expense

In accordance with Bulletin No. 47 issued by the Chilean Association of Accountants, employee vacation expenses are recorded on the accrued basis.

(r) Deferred revenues

Revenues from sale of services are deferred until the service is performed.

(s) Financial derivatives

The Company maintains forward contracts in order to hedge the future payments related to liabilities denominated in U.S. dollars. The Company also enters into forward contracts to hedge cash flows of anticipated transactions, primarily programming contracts. Gains and losses are recorded at the closing spot exchange rate on the forward contracts, and the gains or losses related to anticipated transactions are deferred and recorded net in other current assets, until the sale date of the contracts. Additionally, the initial discount or premium is recorded in other current assets and is amortized over the life of the contract.

(t) Cash and cash equivalents:

Cash and cash equivalents are comprised of cash and marketable securities with a remaining maturity of 90 days or less.

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)


Note 3. Accounting Changes:

During 2001 the Company modified the criteria for depreciating its external network with respect to 2000. Previously, the Company used a straight-line method based on the estimated useful life of the network, however during the year the Company changed its methodology to a progressive method based on the estimated growth of the number of average subscribers using the same estimated useful life of the network. The above meant recording a lesser charge to income for depreciation in the amount of ThCh$1,818,136.

As of January 1, 2001 the amortization rates of the Cable TV residence installations purchased from Cia. de Telecomunicaciones de Chile S.A. were changed to be consistent with the estimated useful life of five years used for installations originally installed by the Company, effective from the purchase date of July 2000. The above meant a lesser charge to income of ThCh$1,134,232.

Beginning January 1, 2000, in accordance with Technical Bulletins No. 60 and 68 issued by the Chilean Association of Accountants and Circular No.
1,466 issued by the SVS, the Company has recorded the tax effects of temporary differences on a prospective basis beginning January 1, 2000. As a transitional provision, a contra asset or liability has been recorded offsetting the effects of the deferred tax assets and liabilities not recorded prior to January 1, 2000. Such contra asset or liability must be amortized to income over the estimated average reversal periods corresponding to the underlying temporary differences to which the deferred tax asset or liability relates.

The effect of accounting for deferred taxes according to criteria mentioned in the Technical Bulletins resulted in the recognition in asset and liability complementary accounts amounting to ThCh$6,575,948 and ThCh$3,800,896, respectively, which are presented in the balance sheet as current and non-current, depending on the amortization period that management has determined. The amortization of the accumulated complementary asset and liability balances resulted in a net tax expense of ThCh$310,607 and a net tax benefit of ThCh$374,908 for the years ended December 31, 2000 and 2001, respectively. In addition, the charge to earnings for new temporary differences generated during the years ended December 2000 and 2001 amounted to ThCh$71,308 and ThCh$1,351,601, respectively. See Note 24(b) for detail of income tax expense recorded in 2000 and 2001.

Prior to January 1, 2000, in accordance with circular No. 986 issued in 1991 by the SVS and Technical Bulletin No. 41 issued by the Chilean Association of Accountants, the Company recorded the effects of deferred taxes resulting from significant temporary differences that would not have been fully offset by similar new differences when they reverse.

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)

Note 4.  Price - Level Restatement, Net:

The detail of price - level restatement credited (charged) to income is as follows:

                                                1999           2000              2001
                                              (Charge)       (Charge)          (Charge)
                                               Credit          Credit           Credit
                                                ThCh$           ThCh$            ThCh$

 Price-level restatement of:
 Shareholders' equity                         (780,873)     (2,712,114)     (5,152,996)
 Minority interest                                  --      (1,374,661)             --
 Non-monetary liabilities                      (31,562)       (463,493)       (319,465)
 Non-monetary assets                           771,430       6,081,692       6,042,516
 Currency exchange difference
   Non-monetary liabilities                         --        (386,404)     (2,452,455)
 Currency exchange difference
   Non-monetary assets                              --         334,922       1,311,359
 Price-level restatement of income amounts          --         (70,619)        (38,039)
                                              --------       ---------      ----------
 Price-level restatement, net                  (41,005)      1,409,323        (609,080)
                                              ========       =========      ==========


Note 5.  Time Deposits:

Time deposits as of December 31, 2000 and 2001 are as follows:

                                                     2000            2001
Institution                        Currency          ThCh$           ThCh$
-----------                        --------        --------        ---------

Corpbanca                             Ch$               --         1,173,655
Bhif                                  Ch$               --           516,865
Bhif                                  Ch$               --           330,545
Banco Estado                          Ch$               --         1,202,862
Chase Manhattan Bank, New York        US$          1,793,653         654,882
                                                  ----------       ---------
Total                                              1,793,653       3,878,809
                                                  ==========       =========

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)

Note 6.  Marketable securities:

Details of the investment are as follows:

Financial Institution          Type of          2000          2001
                               investment       ThCh$         ThCh$
-----------------------        -----------   -----------   -----------

F.M. Security Check            Mutual fund     552,610       590,398
                                               -------       -------
Total                                          552,610       590,398
                                               =======       =======

Note 7.  Trade Receivables, Net:

Trade receivables, net as of December 31, 2000 and 2001 are as follows:

                                                                            2000            2001
                                                                            ThCh$           ThCh$
Cable Services                                                            4,675,126        3,779,070
Invoiced advertising receivable                                           1,170,509        1,382,071
Allowance for doubtful accounts-cable services monthly services          (3,654,384)      (2,182,145)
Allowance for doubtful accounts on advertisement                           (138,269)        (116,032)
                                                                         ----------       ----------
Total                                                                     2,052,982        2,862,964
                                                                         ==========       ==========

Bad debt expense amounted to ThCh$3,528,031 for the year ended December 31, 2001 and ThCh$2,517,184 in 2000).

In addition, in 2001 ThCh$2,496,677 of accounts were written-off against the allowance without affecting income (ThCh$2,306,021 in 2000).

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)


Note 8.  Miscellaneous receivables:

Miscellaneous debtors as of December 31, 2000 and 2001 are as follows:

                                                                                  2000           2001
                                                                                  ThCh$          ThCh$
Materials receivables                                                             349,215       248,610
Suppliers advances                                                                203,202       227,760
Employee advances                                                                 173,795        23,861
Receivable from Cia. de Telecom unicaciones de Chile S.A.                       1,324,754       209,363
Receivables from Comunicaciones Intercom S.A.                                     663,139            --
Other receivables                                                                 114,062       170,947
                                                                                ---------       -------
Total                                                                           2,828,167       880,541
                                                                                =========       =======


Note 9.  Prepaid Expenses:

Within this item are included payments for services to be received after the balance sheet date. As of December 31, 2000 and 2001 the composition of this item is the following:

                                           2000              2001
                                           ThCh$             ThCh$

Programming rights                        89,367           710,986
Advertising rights                       302,019           155,286
Transmission post usage rights         1,528,168           821,916
Rent                                      42,702            30,127
Insurance                                119,892            14,820
Other                                    166,356           519,127
                                       ---------         ---------
Total                                  2,248,504         2,252,262
                                       =========         ==========

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)


Note 10.  Other Current Assets:

Other current assets as of December 31, 2000 and 2001 are as follows:

                                                                            2000               2001
                                                                            ThCh$              ThCh$
Assets in transit                                                             88,403                  --
Forward contract receivable                                               26,614,491          42,561,350
Forward contract liability                                               (26,602,305)        (41,356,597)
Forward contract deferred income                                              71,686             198,700
Forward contract accumulated interest                                       (129,018)            908,765
Amortization of deferred interest of forward contracts                        30,586            (708,210)
                                                                         -----------         -----------
                             Total                                            73,843           1,604,008
                                                                         ===========         ===========


a) As of December 31, 2001, the Company entered into forward contracts as detailed below:

                                                                         As of December 31, 2001
                                                                         -----------------------
                                 Notional                                      Gain (Loss)
                                  Amount             Maturity            Deferred       Recognized
      Institution                   US$                Date                ThCh$           ThCh$
 SECURITY                       26,000,000          01-08-2002                 --       1,567,856
 BCI                             2,500,000          03-03-2002            120,658              --
 SANTANDER                       1,000,000          01-15-2002             39,951              --
 SANTANDER                       2,500,000          02-15-2002             99,877              --
 SANTANDER                       1,500,000          01-15-2002             59,926              --
 SANTANDER                       2,500,000          04-09-2002            101,340              --
 CORPBANCA                       1,500,000          04-22-2002                 --          56,379
 CORPBANCA                       2,500,000          05-10-2002                 --         101,995
 SANTANDER                       2,500,000          06-11-2002            (29,605)             --
 SANTANDER                       2,500,000          07-16-2002            (29,605)             --
 BBV-BHIF                        2,500,000          05-14-2002            (33,545)             --
 BBV-BHIF                        2,500,000          05-14-2002                 --         (33,545)
 BANKBOSTON                      2,500,000          08-13-2002           (111,021)             --
 BANKBOSTON                      1,500,000          09-03-2002                  -         (66,533)
 BANKBOSTON                      2,500,000          09-11-2002            (90,058)             --
 BANKBOSTON                      2,500,000          10-15-2002           (167,096)             --
 BCI                             1,000,000          12-16-2002                 --         (22,144)
 SANTANDER                       2,500,000          11-13-2002           (123,614)             --
 BHIF                            2,000,000          12-17-2002            (33,030)             --
 BCI                               500,000          12-17-2002             (2,878)             --
                                ----------                               --------       ---------
 Total                          65,000,000                               (198,700)      1,604,008
                                ==========                               ========       =========

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)


Note 10.  Other Current Assets, continued:

b) As of December 31, 2000, the Company entered into forward contracts as detailed below:

                                                              As of December 31, 2000
                                                            ---------------------------
                           Notional                                  Gain (Loss)
                            Amount          Maturity          Deferred       Recognized
    Institution               US$             Date              ThCh$           ThCh$
 BCI                   2,000,000           08-27-2001         (6,027)              --
 BCI                   2,000,000           06-26-2001         (6,018)              --
 BCI                   2,000,000           10-31-2001         (6,007)              --
 SANTANDER             2,500,000           11-13-2002        (11,900)              --
 SANTANDER             2,500,000           07-31-2001        (11,430)              --
 BHIF                  2,500,000           07-03-2001         (5,242)              --
 BHIF                    500,000           11-14-2001         (1,172)              --
 BHIF                    500,000           08-27-2001         (1,406)              --
 BHIF                    500,000           09-26-2001         (1,407)              --
 SECURITY             20,000,000           01-05-2001             --           (14,560)
 BANKBOSTON            2,500,000           04-09-2001         (6,881)              --
 BANKBOSTON            2,500,000           05-09-2001         (7,052)              --
 BANKBOSTON            2,500,000           06-11-2001         (7,309)              --
 BHIF                  2,500,000           03-06-2001             165              --
                      ----------                              -------          -------
 Total                45,000,000                              (71,686)         (14,560)
                      ==========                              =======          =======

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)

Note 11.  Balances and Transactions with Related Companies:

   a) Balances with related companies as at December 31, 2000 and 2001 are as follows:

                                                                 Relationship            2000            2001
                                                                                        ThCh$            ThCh$
Short term accounts receivable:

Red Televisiva Megavision S.A.                                      Indirect           181,380           207,620
Servicios y Consultorias Hendaya S.A.                               Indirect             5,565                --
S.A. Vina Santa Rita                                                Indirect             1,285            36,216
Bresnan Communications de Chile S.A.                                Indirect           191,600           185,838
                                                                                     ---------         ---------
Total Short-term accounts receivable                                                   379,830           429,674
                                                                                     =========         =========

Short term accounts payable:
Bresnan Communications Company Limited partnership                  Indirect           168,156           186,171
S.A. Vina Santa Rita                                                Indirect            28,043            72,386
Red Televisiva Megavision S.A.                                      Indirect            10,341                --
Pramer                                                              Indirect            54,270           135,189
HBO                                                                 Indirect         1,218,613         2,278,368
Crown Media                                                         Indirect            44,491           140,780
Turner                                                              Indirect           395,494           750,294
Ediciones Financieras S.A.                                          Indirect                --            10,903
Servicios y Consultorias Hendaya S.A.                               Indirect                --            15,334
                                                                                     ---------         ---------
Total                                                                                1,919,408         3,589,425
                                                                                     =========         =========

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001 except as indicated)

Note 11.  Balances and Transactions with Related Companies, continued:

b) Transaction with related companies during years ended December 31, 1999, 2000 and 2001 are as follows:

                                                                      1999                 2000                  2001
                                                                      ThCh$                ThCh$                 ThCh$
                                                              -------------------- ----------------------  ---------------------
                                                                        Effect on             Effect on               Effect on
                                                                          Income               Income                   Income
                             Relation- Transaction                       (Charge)/            (Charge)/               (Charge)/
Company                        ship    description              Amount    credit    Amount     credit        Amount     credit
---------------------------- --------- ----------------------  --------  --------  --------  ------------  --------   ---------
                                       Identification and
                                        recovery of
Metropolis Intercom          Direct     expenses               (27,651)  (27,651)        --          --           --         --
S.A. Vina Santa Rita         Indirect  Advertising                  --        --     35,291      29,908       72,386     60,322
Red Televisiva Megavisio
  S.A.                       Indirect  Advertising                  --        --    198,340    (168,424)          --         --
Ediciones Financieras S.A.   Indirect  Advertising                  --        --         --          --       10,903      9,240
Serv. y Consultorias
  Hendaya S.A.               Indirect  Invoicing of services        --        --      3,712      (3,712)       4,800     (4,800)
Pramer                       Indirect  Programming Signals          --        --    164,650    (164,650)     302,209   (302,209)
HBO                          Indirect  Programming Signals          --        --  4,700,417  (4,700,417)   5,717,525 (5,717,525)
Crown Media                  Indirect  Programming Signals          --        --    266,293    (266,293)     300,420   (300,420)
Turner                       Indirect  Programming Signals          --        --  1,544,173  (1,544,173)   1,751,073 (1,751,073)
Claro y Cia.                 Indirect  Legal Fees                   --        --  1,747,409  (1,747,409)          --         --
Cia de Telecomunicaciones
  de Chile S.A.              Indirect  Hub rental and
                                        Transmission service    48,948    48,948         --         --            --         --

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)

Note 12.  Property, Plant and Equipment:

Property, Plant and Equipment as of December 31, 2000 and 2001 are as follows:


                                                  2000               2001
                                                  ThCh$              ThCh$

 Land                                             468,926            468,926
                                               ----------        -----------
 Buildings and other infrastructure
 Buildings                                        126,398            121,289
 External Network                              96,068,877        102,701,538
 Equipment installations                          698,379          1,914,129
 Other installations                              315,132                 --
                                               ----------        -----------
 Total                                         97,208,786        104,736,956
                                               ----------        -----------
 Machinery and Equipment                        6,979,657          8,244,697
                                               ----------        -----------
 Furniture and Equipment                        2,700,368          3,434,135
                                               ----------        -----------
 Other property, plant and equipment
 Vehicles                                       1,179,126            936,803
 Tools and instruments                            218,328            827,756
 Other installations                               12,451                  -
 Property, plant and equipment in transit         410,053             66,948
 Installations in rented offices                   62,082            620,373
 Cable TV materials                             2,761,950          3,118,292
 Construction in progress                       2,218,570            616,319
 Leased Assets                                          -            320,249
 Premium decoders                               5,554,300          7,615,027
                                               ----------        -----------
 Total                                         12,416,860         14,121,767
                                               ==========        ===========

a)   Depreciation:

Depreciation charged to income during the years ended December 31, 1999, 2000 and 2001 amounted to ThCh$1,291, ThCh$4,747,121 and ThCh$6,977,351, respectively.

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)

Note 13.  Other Assets:

Other assets as of December 31, 2000 and 2001 are as follows:

                                          2000            2001
                                          ThCh$           ThCh$

 Long-term broadcast rights               25,233        1,335,381
 Rental warranties                        44,511           77,860
 Transmission post usage rights          790,440               --
 Cable TV house installations, net     7,191,060        9,076,126
 Other                                   228,841          711,957
                                       ---------        ---------
 Total                                 8,280,085       11,201,324
                                       =========       ==========


Note 14.  Investment in other companies:

The composition of this item as of December 31, 2000 and 2001 is the following:

                                         2000              2001
                                         ThCh$             ThCh$

 Bazuca.Com Chile S.A.                   110,113          168,948
 Internet Holding S.A.                   265,927          265,927
                                       ---------        ---------
 Total                                   376,040          434,875
                                       =========       ==========


Note 15.      Goodwill, net:

Goodwill, net of accumulated amortization as of December 31, 1999, 2000 and 2001 are as follows:

                                  1999              2000            2001
                                 ThCh$             ThCh$            ThCh$

 Metropolis Intercom           42,815,083        93,098,305       93,098,305
 Other                          4,675,184         4,856,306        4,856,306
 Accumulated amortization     (24,630,139)      (27,404,268)     (31,429,586)
                              -----------       -----------      -----------
   Goodwill, net               22,860,128        70,550,343       66,525,025
                              ===========       ===========      ===========

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)

Note 16.  Banks and Financial Institutions Liabilities:

Banks and financial institutions liabilities as of December 31, 2000 and 2001 are as follows:

                                            U.S. Dollars                    UF                         TOTAL
                                      ------------------------  ---------------------------  --------------------------
                                         2000         2001          2000          2001          2000          2001
                                         ----         ----          ----          ----          ----          ----
                                         ThCh$        ThCh$        ThCh$          ThCh$         ThCh$        ThCh$
Short-term
Banco Credito e Inversiones            845,399       98,841            --        767,955      854,399       866,796
                                       -------       ------                   ----------      -------    ----------
   Total                               854,399       98,841            --        767,955      854,399       866,796
Capital Owed                           852,000       98,841            --        761,855      852,000       860,696
                                       -------       ------        ------     ----------      -------    ----------

Average annual interest rate             4.20%        4.10%            --          4.60%

Current portion of Long-term
Banco Estado                                --           --            --         26,343           --        26,343
Banco Santiago                              --           --            --         15,834           --        15,834
                                       -------       ------        ------     ----------      -------    ----------
   Total                                    --           --            --         42,177           --        42,177

Average annual interest rate                --           --            --          6.20%

Long-term
Banco Santiago (Syndicated)                 --           --            --      7,067,038           --     7,067,038
Banco Credito e Inversiones                 --           --            --      3,373,300           --     3,373,300
Corpbanca                                   --           --            --      3,535,697           --     3,535,697
Banco Estado                                --           --            --      3,535,697           --     3,535,697
                                       -------       ------        ------     ----------      -------    ----------
   Total                                    --           --            --     17,511,732           --    17,511,732
                                       =======       ======        ======     ==========      =======    ===========

Average annual interest rate                --           --            --          6.20%


Scheduled maturities of the long-term bank obligations as of December 31, 2001 are as follows:

        Year Ending December 31               ThCh$
        -----------------------
        2003                                       --
        2004                               10,507,039
        2005                                7,004,693
        2006                                       --
        Thereafter                                 --
                                           ----------
        Total                              17,511,732
                                           ==========

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)

Note 17.  Accounts Payable:

The balance of the accounts payable as of December 31, 2000 and 2001 is the following:

                                               2000             2001
                                               ThCh$            ThCh$

Suppliers                                     5,059,619        8,092,875
Programming                                   3,559,000        3,181,272
Fees                                              7,903            8,042
Other Accounts Payable                        1,867,119          232,148
Cia. de Telecom unicaciones de Chile S.A.     6,167,321               --
                                             ----------       ----------
Total                                        16,660,962       11,514,337
                                             ==========       ==========


Note 18.  Notes payable:

The composition as of December 31, 2000 and 2001 is the following:

Creditor                                     Description                    2000            2001
                                                                            ThCh$           ThCh$
Pan American Sports Network Int.             Programming                       --         1,338,300
Others                                       Miscellaneous                     --            18,270
Cia. de Seguros Las Americas S.A.            Vehicle insurance              82,276            5,350
                                                                            ------        ---------
Total                                                                       82,276        1,361,920
                                                                            ======        =========

Note 19.  Miscellaneous creditors:


The composition as of December 31, 2000 and 2001 is the following:

                                                2000             2001
                                                ThCh$            ThCh$

Cia. de Telecomunicaciones de Chile S.A.      2,909,996         308,550
Comunicaciones Intercom S.A.                     86,032              --
                                              ---------         -------
Total                                         2,996,028         308,550
                                              =========         =======

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)


Note 20.  Accrued liabilities and withholdings:

The balance of Accrued liabilities and withholdings as of December 31, 2000 and 2001 is as follows:

                                           2000             2001
                                           ThCh$            ThCh$

Other accruals                                273           49,896
Invoices                                  145,162          101,042
Vacations and staff benefits              557,830          502,027
Performance bond                          204,186               --
Fees provision                              6,355            3,253
Withholdings                              421,974          343,582
                                        ---------          -------
Total                                   1,335,780          999,800
                                        =========          =======

Note 21.  Unearned revenues:

Unearned revenues relates to the billing of advertising contracts, which have not yet been broadcast. As of December 31, 2000 and 2001, deferred revenues were ThCh$570,467 and ThCh$350,946, respectively.

Note 22.  Long-Term Notes Payable:

The balance of the long-term notes payable as of December 31, 2000 and 2001 are as follows:

On July 3, 2000, in connection with the purchase transaction involving Cia. de Telecomunicaciones de Chile S.A., the Company entered into a loan agreement with CTC S.A. for a total of US$20,000,000 payable over 5 years with an annual interest rate of 6%.


                                                                                   As of December 31,
                               Price-level             Accrued            ---------------------------------------
Principal                  restated Principal        Interest (6%)            2000                     2001
       US$                        ThCh$                 ThCh$                 ThCh$                    ThCh$
20,000,000                        13,095,800            1,191,718          12,183,479                14,287,518
                                  ----------            ---------          ----------                ----------
Total                             13,095,800            1,191,718          12,183,479                14,287,518
                                  ==========            =========          ==========                ==========

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)


Note 23.  Shareholders' Equity:

The movements during 1999, 2000 and 2001 of Shareholders' Equity are as follows:

                                                                                                        Net
                                                Future        Future        Price                   Income(loss)
                                  Paid-in       capital      capital       -level     Accumulated     for the
                                  Capital     reductions   contributions restatement    Deficit        year         Total
                                   ThCh$         ThCh$        ThCh$         ThCh$        ThCh$         ThCh$        ThCh$
Balance at January 1, 1999        49,720,328  (27,153,181)    9,527,030    9,129,774  (13,236,337)     (164,731)   27,822,883
Previous net loss distribution            --           --            --           --     (164,731)      164,731            --
Capital contributions                     --           --            --           --           --            --            --
Price-level restatement                   --           --            --      723,394           --            --       723,394
Net income for the period                 --           --            --                        --       124,992       124,992
                                 -----------  -----------     ---------   ----------  -----------   -----------   -----------
Balance at December 31, 1999      49,720,328  (27,153,181)    9,527,030    9,853,168  (13,401,068)      124,992    28,671,269
                                 -----------  -----------     ---------   ----------  -----------   -----------   -----------
Price-level restatement
for comparison purposes           53,670,956  (29,310,692)   10,284,019   10,636,071  (14,465,876)      134,924    30,949,401
                                 -----------  -----------     ---------   ----------  -----------   -----------   -----------
Balance at January 1, 2000        49,720,328  (27,153,181)    9,527,030    9,853,168  (13,401,068)      124,992    28,671,269
Previous net loss distribution            --           --            --           --      124,992      (124,992)           --
Capital contributions            142,557,295           --            --           --           --            --   142,557,295
Price-level restatement                   --           --            --    2,630,565           --            --     2,630,565
Net loss for the period                   --           --            --           --           --    (7,633,459)   (7,633,459)
                                 -----------  -----------     ---------   ----------  -----------   -----------   -----------
Balance at December 31, 2000     192,277,623  (27,153,181)    9,527,030   12,483,733  (13,276,076)   (7,633,459)  166,225,670
                                 -----------  -----------     ---------   ----------  -----------   -----------   -----------
Price-level restatement
for comparison purposes          192,277,623  (27,153,181)    9,527,030   18,284,924  (13,687,634)   (7,870,096)  171,378,666
Balance at January 1, 2001       192,277,623  (27,153,181)    9,527,030   12,483,733  (13,276,076)   (7,633,459)  166,225,670
Previous net loss distribution            --           --            --            -   (7,633,459)    7,633,459            --
Price-level restatement                   --           --            --    5,801,191     (648,195)           --     5,152,996
Net loss for the period                   --           --            --                        --   (14,067,861)  (14,067,861)
                                 -----------  -----------     ---------   ----------  -----------   -----------   -----------
Balance at December 31, 2001     192,277,623  (27,153,181)    9,527,030   18,284,924  (21,557,730)  (14,067,861)  157,310,805
                                 -----------  -----------     ---------   ----------  -----------   -----------   -----------

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)

Note 23.  Shareholders' Equity, continued:

The Company is 99.5% owned by Cordillera Holding Limitada and 0.25% owned by TCI Comunicaciones de Chile Uno Limitada (a subsidiary of Liberty Media International) and 0.25% owned by Cristal Chile Comunicaciones S.A. Cordillera Holding Limitada is 50% owned by TCI Comunicaciones de Chile Uno Limitada and 50% owned by Cristal Chile Comunicaciones S.A.

On October 2, 2000, in the General Extraordinary Shareholders meeting, the shareholders agreed to increase capital by ThCh$ 142,557,295 contributed by Cordillera Comunicaciones Holding Ltda. This was completed in order to finance the purchase of the external network, equipment, premium decoders and Cable TV materials.


Note 24.  Income Taxes and Deferred Taxes:

a)   Income taxes recoverable

     As of December 31, 2000 and 2001, the Company had the following income taxes recoverable:

                                                   2000                2001
                                                   ThCh$               ThCh$

     Current income taxes and Article 21            (3,078)            (3,032)
     Monthly income tax installments               320,571             10,954
     Refundable tax credit                         978,875            341,526
     Credit for training expenses                   23,222             74,913
     Credit value-added tax                      2,665,283            457,244
                                                 ---------            -------
        Total                                    3,984,873            881,605
                                                 =========            =======


b)   Income taxes

     Income tax (provisions) benefits for the years ended December 31, 1999, 2000, and 2001 are as follows:

                                                  1999             2000             2001
                                                  ThCh$            ThCh$            ThCh$
     Credit for absorbed earnings                    --            978,875          341,526
     Amortization of complementary accounts          --           (310,607)         374,908
     Deferred taxes                                  --             71,308        1,351,601
     First category tax provision                    --             (3,078)          (3,032)
                                                 -------           -------        ---------
         Total                                       --            736,498        2,065,003
                                                 =======           =======        =========

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)

Note 24.  Income Taxes and Deferred Income Taxes, continued:

c)   Deferred income taxes

     As of December 31, 2001 according to Technical Bulletin No. 60 issued by the Chilean Accountants Association on deferred income taxes, the Company recorded deferred taxes for temporary differences as follows:

                                                                As of December 31, 2001
                                                    -------------------------------------------------------
                                                       Deferred             Complementary        Deferred
                                                          tax                  account           tax, net
                                                         ThCh$                  ThCh$              ThCh$
                                                    -----------------    ------------------  --------------
      Short-term:
      Short-term deferred taxes receivable                  515,410                   --          515,410
      Short-term deferred taxes payable                     (31,792)                  --          (31,792)
                                                         ----------           ----------       ----------
      Net short-term deferred tax asset                     483,618                   --          483,618
                                                         ==========           ==========       ==========
      Long-term:
      Long-term deferred taxes receivable                 9,085,810           (6,500,941)       2,584,869
      Long-term deferred taxes payable                   (4,510,054)           2,929,344       (1,580,710)
                                                         ----------           ----------       ----------
      Net long-term deferred tax asset                    4,575,756           (3,571,597)       1,004,159
                                                         ==========           ==========       ==========


     As of December 31, 2000 the Company recorded deferred taxes for temporary differences as follows:


                                                                As of December 31, 2001
                                                    ------------------------------------------------------
                                                        Deferred             Complementary      Deferred
                                                          tax                  account         tax, net
                                                         ThCh$                  ThCh$            ThCh$
                                                    -----------------    ------------------  -------------
      Short-term:
      Short-term deferred taxes receivable                  857,108          (607,303)          249,805
                                                         ----------        ----------          --------
        Net short-term deferred tax asset                   857,108          (607,303)          249,805
                                                         ==========        ==========          ========
      Long-term:
      Long-term deferred taxes receivable                 5,718,839        (5,577,257)          141,582
      Long-term deferred taxes payable                   (3,800,896)        3,148,022          (652,874)
                                                         ----------        ----------          --------
        Net long-term deferred tax liability              1,917,943        (2,429,235)         (511,292)
                                                         ==========        ==========          ========

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)

Note 24.  Income Taxes and Deferred Income Taxes, continued:

     Detail of the short-term and long-term deferred tax assets and liabilities from the tables above as of December 31, 2000 and 2001 are as follows:

                                                                              2000              2001
                                                                              ThCh$             ThCh$
             Short-term accrued deferred tax assets
     Allowance for doubtful accounts                                          281,955           305,024
     Good and services provision                                              297,551             9,776
     Assets provision                                                          21,688             9,975
     Obsolescence provision                                                   150,405                --
     Deferred income                                                           84,576           106,752
     Vacation provision                                                        31,132            80,324
     Accrued income due to forward contracts                                  (10,752)               --
     Trademark rights                                                             553                --
     Accumulated depreciation                                                      --             3,559
                                                                           ----------        ----------
     Total                                                                    857,108           515,410
                                                                           ==========        ==========
             Short-term accrued deferred tax liabilities
     Deferred income forward contracts                                             --           (31,792)
                                                                           ----------        ----------
     Total                                                                         --           (31,792)
                                                                           ==========        ==========
             Long-term accrued deferred tax assets
     Assets provision                                                           3,419                --
     Tax loss carryforwards (1)                                             5,715,420         9,032,942
     Trademarks                                                                    --               938
     Leasing                                                                       --            51,930
                                                                           ----------        ----------
     Total                                                                  5,718,839         9,085,810
                                                                           ==========        ==========
             Long-term accrued deferred tax liabilities
     Leasing operations                                                          (601)          (53,754)
     Goodwill                                                              (3,348,038)       (3,353,077)
     Software                                                                 (40,242)         (157,518)
     Rented installations                                                      (9,681)          (73,953)
     Provision                                                                 (3,967)               --
     Accelerated depreciation                                                (398,367)         (871,752)
                                                                           ----------        ----------
     Total                                                                 (3,800,896)       (4,510,054)
                                                                           ==========        ==========
__________________
(1)  In accordance with the current enacted tax law in Chile, such tax losses can be carried forward indefinitely.

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)


Note 24.  Income Taxes and Deferred Income Taxes, continued:

d) Deferred taxes complementary accounts as of December 31, 2000 and 2001 are as follows:

                                                    2000            2001
                                                    ThCh$           ThCh$

  Short-term deferred tax asset                     607,303              --
                                                 ==========       ==========
  Long-term deferred tax asset                   (5,577,257)      (6,500,941)
                                                 ==========       ==========

  Long-term deferred tax liabilities              3,148,022        2,929,344
                                                 ==========       ==========


Note 25.  Board of Directors Compensation:

During the years ending December 31, 2000 and 2001 the Board of Directors did not receive compensation for their services.


Note 26.  Contingencies and Commitments:

The Company is party to various lawsuits arising in the ordinary course of its business. Management considers it unlikely that any losses associated with the pending lawsuits will significantly affect the Company or its subsidiaries' results of operations, financial position and cash flows, although no assurance can be given to such effect. Accordingly, the Company has established a provision for these lawsuits, which Management considers to be adequate.

On June 8, 2001, the Company's subsidiary, Metropolis Intercom S.A. obtained a syndicated loan with Banco Santiago, Banco del Estado de Chile, Banco Credito Inversiones and CorpBanca, for of 2,823,800.

Metropolis Intercom S.A. guaranteed the loan with the HFC (Hybrid Coaxial fiber-optic Network) and the equipment related to the network.

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)

Note 27. Differences Between Chilean and United States Generally Accepted Accounting Principles:

Accounting principles generally accepted in Chile ("Chilean GAAP") vary in certain important aspects from those generally accepted in the United States ("U.S. GAAP"). Such differences involve certain methods for measuring the amounts included in the financial statements as well as additional disclosures required by U.S. GAAP.

The Company's financial statements do not include all disclosures (including presentation) required by U.S. GAAP, as they have been prepared solely for the purpose of consolidation in the Form 20-F filing of Cristalerias de Chile
S.A. In the opinion of management, the exclusion of such disclosures does not affect the fair presentation of these financial statements.

The principal methods applied in the preparation of the accompanying financial statements which have resulted in amounts which differ from those that would have otherwise been determined under U.S. GAAP are as follows:

(a)  Inflation accounting:

Chilean GAAP requires that financial statements be restated to reflect the effect of the changes in the purchasing power of the Chilean peso in a company's financial position, results of operations and cash flows. Under U.S. GAAP financial statement amounts are reported in historical currency, unless the company's country of operation experiences cumulative inflationary conditions for the last three years of more than 100%. The cumulative inflation rate in Chile as measured by the Consumer Price Index for the three-year period ended December 31, 2001 was approximately 10.66%. The inclusion of price-level adjustments in financial statements is permitted under U.S. GAAP under the prolonged inflationary conditions affecting the Chilean economy

(b)  Income taxes:

Starting January 1, 2000, the Company recorded income taxes in accordance with Technical Bulletin No. 60 ("BT No. 60") of the Chilean Association of Accountants, recognizing, using the liability method, the deferred tax effects of temporary differences between the financial and tax values of assets and liabilities. As a transitional provision, a contra asset or liability has been recorded offsetting the effects of the deferred tax assets and liabilities not recorded prior to January 1, 2000. Such contra asset or liability must be amortized to income over the estimated average reversal periods corresponding to the underlying temporary differences to which the deferred tax asset or liability relates.

Under U.S. GAAP, companies must account for deferred taxes in accordance with SFAS No. 109, which requires an asset and liability approach for financial accounting and reporting of income taxes, under the following basic principles:

(i) A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and tax loss carryforwards.

(ii) The measurement of deferred tax liabilities and assets is based on the provisions of the enacted tax law. The effects of future changes in tax laws or rates are not anticipated.

(iii) The measurement of deferred tax assets are reduced by a valuation allowance, if based on the weight of available evidence, it is more likely than not that some portion of the deferred tax assets will not be realized.

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)

Note 27. Differences Between Chilean and United States Generally Accepted Accounting Principles, continued:

(b)  Income taxes, continued:

Temporary differences are defined as any difference between the financial reporting basis and the tax basis of an asset and liability that at some future date will reverse, thereby resulting in taxable income or expense. Temporary differences ordinarily become taxable or deductible when the related asset is recovered or the related liability is settled. A deferred tax liability or asset represents the amount of taxes payable or refundable in future years as a result of temporary differences at the end of the current year.

As of December 31, 2000 and 2001, valuation allowance were recorded under U.S. GAAP to provide against tax loss carryforwards to the extent net deferred tax assets were estimated to be unrecoverable based on current available evidence.

The effect of these differences on the net income and shareholders' equity of the Company is included in paragraph (h) below.


(c)  Amortization of goodwill:

Beginning in 1997, Chilean GAAP required amortization of goodwill over a period of 20 years. Prior to 1997, the period of amortization required under Chilean GAAP was 10 years. Under U.S. GAAP, the period of amortization is 20 - 40 years. The effect of accounting for this difference in accordance with US GAAP is included in the reconciliation of net income and shareholders' equity in paragraph (h) below.


(d)  Deferral of installation fees:

Under Chilean GAAP, the upfront fees received for the one-time installation of cable service, have been recorded as revenue upon completion of the installation. Under US GAAP in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Views on Selected Revenue Recognition Issues" ("SAB 101"), these fees must be deferred and amortized over the expected customer relationship, which the Company has estimated as 5 years. The effect of accounting for this difference in accordance with US GAAP is included in the reconciliation of net income and shareholders' equity in paragraph (h) below.

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)

Note 27. Differences Between Chilean and United States Generally Accepted Accounting Principles, continued:

(a)  Derivatives:

Under Chilean GAAP, the Company has forward contracts, which are recorded according to Technical Bulletin No. 57 (BT No. 57). Some of the Company's forward contracts meet the requirements for qualified hedges under BT No. 57, thus a portion of the Company's derivative instrument gains and losses are currently excluded in the income statement.

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities". In June 1999, the FASB issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133". In June 2000, the FASB issued Statement 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement
No. 133". SFAS No. 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 required that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The Company does not meet the documentation requirements and therefore does not apply hedge accounting under SFAS No. 133. Thus, the Company's derivative instrument gains and losses are currently included in the income statement. SFAS No. 133 could increase volatility in earnings.

Under US GAAP, the Company adopted SFAS No. 133 on January 1, 2001. The Company has applied SFAS No. 133 to only those host contracts that were issued, acquired, or substantively modified after January 1, 1999. The Company has quantified the effects of adopting SFAS No. 133 on its financial statements, noting an initial charge due to the cumulative effect of change in accounting principles, net of taxes of (ThCh$24,576). The effect of accounting for this difference in accordance with US GAAP is included in the reconciliation of net income and shareholders' equity in paragraph (h) below.

(f)  Depreciation:

Under Chilean GAAP, the Company changed the method of depreciation of the external network from the straight-line method of depreciation to a progressive method based on the estimated increase in the number of average subscribers over the expected useful life of the network. Under US GAAP, the method of depreciation used has continued to be the straight-line method. The effect of accounting for this difference in accordance with US GAAP is included in the reconciliation of net income and shareholders' equity in paragraph (h) below.

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)

Note 27. Differences Between Chilean and United States Generally Accepted Accounting Principles: continued

(g)  Investments in marketable securities:

Under Chilean GAAP, investments in debt and equity securities are accounted for at the lower of cost or market value. Under U.S. GAAP investments in debt and equity securities are accounted for according to the purpose for which these investments are held. U.S. GAAP defines three distinct purposes for holding investments:

     o    Investments held for trading purposes
     o    Investments available-for-sale
     o    Investments held to maturity

The Company considers that all of its investments are available-for-sale. The effect of recording the marketable securities at fair value is not material and is not included in the effects on shareholders' equity under paragraph (h) below.

(h) Effect of conforming net income (loss) and shareholders' equity to US GAAP:

The adjustments required to conform reported net income (loss) to US GAAP are as follows:

                                                                                For the year ended December 31,
                                                                        ----------------------------------------------
                                                                           1999           2000              2001
                                                                          ThCh$           ThCh$             ThCh$
Net Income (Loss), in accordance with Chilean GAAP                         134,924     (7,870,096)       (14,067,861)
Deferred taxes (paragraph b)                                               245,874        819,802         (2,215,524)
Amortization of goodwill (paragraph c)                                     765,323     (1,212,407)          (236,046)
Deferral of Installation fees (paragraph d)                                     --       (302,380)           (61,362)
Derivatives (paragraph e)                                                       --             --             32,452
Depreciation (paragraph f)                                                      --             --         (1,438,135)
Effects of deferred taxes over the adjustments to US GAAP                       --         45,356            255,877
                                                                         ---------     ----------        -----------
Net income (loss) in according with US GAAP before cumulative            1,146,121     (8,519,725)       (17,730,599)
effect of change in accounting principles

Effect of change in accounting principles, net of tax
benefit of ThCh$4,337                                                           --             --           (24,576)
                                                                         ---------     ----------       -----------
Net income (loss) in according with US GAAP                              1,146,121     (8,519,725)      (17,755,175)
                                                                         =========     ==========       ===========

               Cordillera Comunicaciones Ltda. and Subsidiaries
                Notes To The Consolidated Financial Statements

(Translation of financial statements originally issued in Spanish - see Note 2)
    (Restated for general price-level changes and expressed in thousands of constant Chilean pesos as of December 31, 2001, except as indicated)

Note 27. Differences Between Chilean and United States Generally Accepted Accounting Principles, continued:

(h) Effect of conforming net income (loss) and shareholders' equity to US GAAP, continued:

The adjustments required to conform reported shareholders' equity to US GAAP are as follows:

                                                                              As of December 31,
                                                                     ------------------------------------
                                                                           2000              2001
                                                                           ThCh$             ThCh$
Shareholders' equity, in accordance with Chilean GAAP                     171,378,666      157,310,805
Effect Deferred taxes (paragraph b)                                         2,125,625          (89,899)
Effect in amortization of goodwill (paragraph c)                            7,439,353        7,203,307
Deferral of installation fees (paragraph d)                                  (302,380)        (363,742)
Derivatives (paragraph e)                                                          --            3,539
Depreciation (paragraph f)                                                         --       (1,438,135)
Effects of deferred taxes over the adjustments to US GAAP                      43,993          304,207
                                                                          -----------      -----------
Shareholders' equity, in accordance with US GAAP                          180,685,257      162,930,082
                                                                          ===========      ===========

The following summarizes the changes in shareholders' equity under U.S. GAAP during the years ended December 31, 1999, 2000 and 2001:

                                                                        For the year ended December 31,
                                                                -------------------------------------------------
                                                                      1999             2000             2001
                                                                      ThCh$            ThCh$            ThCh$
Balance as of January 1                                            39,759,501       40,905,622      180,685,257
Capital contributions                                                      --      148,299,360               --
Net income (loss) in accordance with U.S. GAAP                      1,146,121       (8,519,725)     (17,755,175)
                                                                   ----------      -----------      -----------
Balance as of December 31                                          40,905,622      180,685,257      162,930,082
                                                                   ==========      ===========      ===========